As filed with the Securities and Exchange Commission on October 25, 2000
                                                       Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 --------------

                      Pollution Research and Control Corp.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                   California
          ------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   95-2746949
                       ----------------------------------
                      (I.R.S. Employer Identification No.)

                  506 Paula Avenue, Glendale, California 91201
                                 (818) 247-7601
   --------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Albert E. Gosselin, Jr.
                  506 Paula Avenue, Glendale, California 91201
                                 (818) 247-7601
  ----------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Please send copies of all correspondence to:

                               PATRICIA CUDD, ESQ.
                                Cudd & Associates
                        1120 Lincoln Street, Suite #1507
                             Denver, Colorado 80203
                            Telephone: (303) 861-7273

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                       1

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


                              CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------

                                                               Proposed
                                             Proposed          Maximum
     Title of Each                            Maximum          Aggregate      Amount of
   Class of Securities          Amount to   Offering Price      Offering     Registration
    To be Registered          Be Registered  Per Share (1)      Price (1)        Fee
-----------------------------------------------------------------------------------------
Common Stock, no par value,      686,873       $1.94          $1,332,534      $266.51
underlying warrants (2)
Common Stock, no par value       641,707       $1.94          $1,244,912      $248.98
Common Stock, no par value,      397,208       $1.94            $770,584      $154.12
underlying options (3)
-----------------------------------------------------------------------------------------
TOTAL                          1,725,788       $1.94          $3,348,030      $669.61
-----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(c), based upon 641,707 shares of Common Stock being offered by Selling Shareholders, 686,873 shares of Common Stock underlying warrants, 397,208 shares of Common Stock underlying options and the average of the high and low sales prices of the Common
     Stock on the NASDAQ SmallCap Market System on October 13, 2000, of $1.94.

(2) Represents the shares of Common Stock underlying warrants exercisable at exercise prices ranging from $.75 to $4.00 per share on or prior to the various expiration dates thereof commencing on February 25, 2002, through October 19, 2003.

(3)  Represents the shares of Common Stock underlying options exercisable at exercise prices ranging from $.75 to $4.40 per share on or prior to the various expiration dates thereof commencing on November 4, 2000, through
     June 24, 2003.
---------------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.


                      DOCUMENTS INCORPORATED BY REFERENCE:

Certain exhibits to this Registration Statement on Form S-3 as set forth in the
Exhibit Index located at page E-1.

                                       2

SUBJECT TO COMPLETION
                                  PROSPECTUS
                 1,725,788 Shares of Common Stock, no par value

                      POLLUTION RESEARCH AND CONTROL CORP.
                                 --------------

     This Prospectus relates to an aggregate of 1,725,788 shares of common stock, no par value per share (the "Common Stock"), of Pollution Research and Control Corp. (the "Company" or "PRCC"), including 1,084,081 shares of Common Stock underlying outstanding warrants (collectively, the "Warrants") and options (collectively, the "Options") that may be issued upon exercise by the holders of all of the Warrants and Options on or prior to the various expiration dates thereof commencing on November 4, 2000, through October 20, 2003, and 641,707 shares of Common Stock issued upon the exercise of warrants or options by the holders on various dates commencing on February 23 through March 31, 2000, the conversion on June 8, 1999, of certain shares of preferred stock or otherwise. The holders of Warrants and Options exercisable to purchase an aggregate of 1,084,081 shares of Common Stock, and the shareholders of 641,707 shares of Common Stock, being offered hereby are hereinafter collectively referred to as the "Selling Security Holders." Information regarding the Selling Security Holders is set forth in this Prospectus under "Selling Security Holders."

     The Warrants and the Options are exercisable to purchase a total of 686,873 shares, and 397,208 shares, of Common Stock, respectively. The Warrants are exercisable by the holders thereof at prices ranging from $.75 to $4.00 and the Options are exercisable by the holders thereof at prices in a range from $.75 to $4.40. The Warrants and the Options were issued by the Company on various dates commencing on June 1, 1996, through October 18, 2000. Information regarding the holders of the Warrants and Options and the circumstances under which they may exercise their respective Warrants or Options so as to acquire the underlying shares of Common Stock is set forth herein under "Description of Securities."

     The shareholders of 641,707 shares of Common Stock and the holders of Warrants and/or Options who exercise them so as to acquire the underlying shares of Common Stock (collectively, the "Selling Shareholders"), or pledgees, donees, transferees or other successors to the Selling Shareholders, may offer and sell the shares of Common Stock from time to time in each case in open market transactions, in private or negotiated transactions or in a combination of such methods of sale, at fixed prices, at prices then prevailing on the NASDAQ SmallCap Market System at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required at the time of a particular offer of Common Stock by the Selling Shareholders, a supplement to this Prospectus will be distributed that will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for shares of Common Stock purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed to dealers, including the proposed selling price to the public.

     The Selling Shareholders reserve the sole right to accept and, together with any agent of the Selling Shareholders, to reject in whole or in part any proposed purchase of the shares of Common Stock. The Selling Shareholders will pay any sales commissions or other seller's compensation applicable to such transactions. The Selling Shareholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the

Securities Act. (See "Plan of Distribution.") This Prospectus also covers such additional shares of Common Stock as may be issuable to the Selling Shareholders in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders. Prior to such sale of Common Stock, however, the Company will have received up to a maximum of $2,253,308 ($.75 to $4.00 per share) in cash from the exercise of the Warrants and up to a maximum of $655,510 ($.75 to $4.40 per share) in cash from the exercise of the Options. If all of the Warrants and Options are exercised on or prior to their respective expiration dates on November 4, 2000, through October 20, 2003, the Company would receive gross proceeds aggregating $2,908,818 in cash.

     The Company has agreed to pay all costs of the registration of the shares of Common Stock underlying the Warrants and the Options and otherwise being offered by the Selling Shareholders. Such costs, fees and disbursements are estimated to be approximately $35,100.

     SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SHARES OF COMMON STOCK.

     The Company's Common Stock is traded over-the-counter and is quoted on the NASDAQ National Market System under the symbol "PRCC." On October 13, 2000, the last sale price of the Common Stock on the NASDAQ National Market System was $2.00.
                                 --------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                                 --------------

                The date of this Prospectus is October __, 2000.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.......................................................   5
Incorporation of Certain Documents by Reference.............................   5
The Company.................................................................   6
The Offering................................................................   7
Use of Proceeds.............................................................   8
Risk Factors................................................................   8
Plan of Distribution........................................................  14
Market Information..........................................................  15
Selling Security Holders....................................................  16
Description of Securities...................................................  22
Legal Matters...............................................................  26
Experts.....................................................................  26


                              AVAILABLE INFORMATION

     The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048, and on the Commission's web site at www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the Prospectus.

     The Company has filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the shares of Common Stock underlying the Warrants and the Options and otherwise offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the Exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the Exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31 and June 30, 2000, which were previously filed with the

Commission (File No. 0-14266), are incorporated by reference in this Prospectus and the Registration Statement of which it is a part.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement of which it is a part.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or verbal request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Requests should be addressed to: Secretary, Pollution Research and Control Corp., 506 Paula Avenue, Glendale, California 91201; telephone number (818) 247-7601.


                                   THE COMPANY

     The Company has been engaged in the business of, primarily, designing, manufacturing and marketing electronic analytical instruments used to detect and measure various types of air pollution, such as "acid rain," "ozone depletion" and "smog episodes" through its wholly-owned subsidiary, Dasibi Environmental Corp. ("Dasibi"), for the past approximately twenty-eight years. Although it is the smallest competitor in the marketplace, management believes that the Company has the most complete "in-house" line of instrumentation. The Company's products are generally used to measure air pollution levels in geographic areas that range in size from small industrial sites to entire states or countries. The Company also supplies computer-controlled calibration systems that verify the accuracy of its instruments, data loggers to collect and manage pollutant information and final reporting software for remote centralized applications. At the core of this instrumentation are three software systems, including a data logger system that permits the analysis of air samples at remote locations, a central station system that allows the compilation of data at a central site and a predictive pollutant monitoring model, which is currently under development and which management believes is useful for predicting future levels of pollutants across a geographic area. The Company's instruments have been sold to over 300 customers worldwide, including industrial manufacturers; Federal, state, city, local and foreign governmental agencies; major industrial companies; and educational and research institutions in over thirty countries. These customers use the Company's products principally for environmental protection compliance programs. Dasibi has an installed base of equipment in over thirty countries.

     Since 1993, the Company has experienced intense price competition in its core business of air pollutant monitoring systems that has reduced both sales and operating margins. In response to these factors, the Company acquired two companies outside its core business, each of which businesses has been discontinued. Since January 1998, the Company has explored additional markets outside the United States in which to sell its pollution monitoring and control devices, concentrating, primarily, on the People's Republic of China. On June 10, 1998, Dasibi was awarded, on a designated vendor basis, an approximate $5.2 million contract to install air pollution monitoring systems in eleven cities in the People's Republic of China. Essential completion of the contract and shipment of the products by Dasibi during the five-month period ended November 30, 1999, implemented Phase I of the Nationwide Urban Air Quality Network conceived by China's State Environmental Protection Agency ("SEPA") to address air quality in the People's Republic of China through its ultimate goal of a nationwide network of air pollution monitoring stations in over 600 Chinese cities.

     On April 17, 2000, the Company finalized a contract for Phase II of SEPA's Nationwide Urban Air Quality Network involving an additional thirty-three cities in the People's Republic of China. The contract, valued at approximately $13.5 million, will also be performed by Dasibi. It is anticipated, without assurance, that shipments under the Phase II contract will commence in October 2000 and that all payments to Dasibi will be made by letter of credit drawn on China Construction Bank. Financing for Phase II is expected to be available from two of the banks that financed the successfully completed Phase I contract. Again, Dasibi is expected to assist the People's Republic of China in obtaining ten-year financing at a 3.9% interest rate from the U.S. Export-Import Bank, N.A. (the "Ex-Im Bank"). The Ex-Im Bank, in accordance with its customary practice, is expected to guarantee, and Imperial Bank is expected to provide, 100% of the financing.

     The 161% increase in the Company's revenue for the year ended December 31, 1999, is attributable to the Company's successful completion of the Phase I contract for the installation of air pollution monitoring systems in eleven Chinese cities. Management believes, but cannot assure, that the Company is well-positioned for substantial additional business in China, and that future awards and shipments to China may result in further employment opportunities for U.S. citizens. In this regard, the Company doubled its workforce in the performance of the Phase I contract and is again expected to double its workforce from forty-five to approximately one hundred employees during the performance of the Phase II contract finalized in April 2000. It is anticipated that its designated vendor status will give the Company a competitive advantage in the award of future contracts with the Chinese government. In addition to the proposed joint venture to manufacture Company products on-site in China, the Company is engaged in ongoing discussions with the eleven cities subject to the Phase I contract regarding the installation of monitoring stations in addition to those required by the Phase I contract.

     A wholly-owned subsidiary of the Company, formerly known as "Logan Medical Devices, Inc.," changed its name to "Aeron Systems, Inc.," and "Dasibi China, Inc.," on June 25, 1999, and March 17, 2000, respectively. Dasibi China, Inc., commenced start-up business in April 2000 after the discontinuance of its prior business activities in February 1998. (See "RISK FACTORS - 5. Losses on Discontinuance of Operations and Disposition of Nutek and LRL" below.)

     The Company's principal executive offices are located at 506 Paula Avenue, Glendale, California 91201, and its telephone number is (818) 247-7601. The Company's Common Stock is traded in the over-the-counter market and reported on the NASDAQ National Market System under the symbol "PRCC."


                                  THE OFFERING


Shares of Common Stock Underlying Warrants..... 686,873 shares of Common Stock*

Shares of Common Stock......................... 641,707 shares of Common Stock

Shares of Common Stock Underlying Options...... 397,208 shares of Common Stock**

------------------
     *Includes shares of Common Stock underlying warrants exercisable to purchase one share of Common Stock each at exercise prices ranging from $.75 to $4.00 per share on or prior to the various expiration dates thereof commencing on February 25, 2002, through October 20, 2003.

     **Includes shares of Common Stock underlying options exercisable at exercise prices in a range from $.75 to $4.40 per share on or prior to the various expiration dates thereof commencing on November 4, 2000, through June 24, 2003.


                                 USE OF PROCEEDS

     The Company will receive no proceeds from the sale of the shares of Common Stock underlying the Warrants or the Options, but will receive proceeds upon the exercise of the Warrants and/or the Options. If all of the outstanding Warrants are exercised at exercise prices in a range from $.75 to $4.00 per share of Common Stock, the proceeds to the Company will be approximately $2,253,308. If all of the outstanding Options are exercised at exercise prices in a range from $.75 to $4.40 per share of Common Stock, the proceeds to the Company will be approximately $655,510. The Company will use the proceeds from the exercise of the Warrants and/or the Options for working capital.


                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in and incorporated into this Prospectus and the Registration Statement of which it is a part, the following factors before purchasing the shares of Common Stock offered hereby.

     1. Dependence Upon Phase II Contract with SEPA and Future China Business. Since January 1998, the Company has focused its business primarily on the air pollution market of the People's Republic of China. The approximate $5.2 million in revenue realized by the Company from the successful completion of the contract for Phase I of SEPA's Nationwide Urban Air Quality Network awarded, on a designated vendor basis, to Dasibi on June 10, 1998, resulted in an approximate 161% increase in the Company's net revenue for the year ended December 31, 1999 ($7,314,975), as compared to net revenue for the year ended December 31, 1998 ($2,807,511). The approximate $13.5 million price of the Phase II contract finalized with SEPA on April 17, 2000, for the installation of air pollution monitoring systems in an additional thirty-three cities in the People's Republic of China, is approximately 2.6 times greater than the price of the Phase I contract. In addition, in May 2000, the Company's Board of Directors approved letters of intent with SEPA proposing the organization of a joint venture to manufacture the Company's products in the People's Republic of China. Further, the Company is conducting ongoing discussions with the eleven cities subject to the Phase I contract regarding the installation of monitoring stations in addition to those required by the Phase I contract. Management believes, but cannot assure, that the Company's designated vendor status will give it a competitive advantage in the award of future contracts with the Chinese government and that it is well-positioned for substantial additional business in China. However, failure to complete the Phase II contract to the satisfaction of SEPA or failure to achieve significant future business in China for any reason whatsoever would have a material adverse effect on the Company and its prospects.

     2. Liquidity and Capital Resources. The Company has experienced cash shortages from time to time preventing it from paying its operating expenses on a timely basis and forcing management to raise funds from private and public equity and debt financing and bank loans. However, the Company's access to capital has been severely restricted since it has no access to bank lines of credit presently and because of the low market value of the Company's Common Stock combined with its unstable operating performance. When capital has been obtained, it has been necessarily costly. Financing in the form of Federal- or state-guaranteed loans, which has generally been unavailable, involves extremely high management fees; non-guaranteed loans demand extremely high interest rates and related loan fees; and equity and debt placements require significant discounts and incentives. The Company's working capital declined from $1,346,211 at December 31, 1999, to $1,038,762 at June 30, 2000. During the year ended December 31, 1999, the Company raised an aggregate of $731,375 in capital from private placements resulting in the issuance of a total of 848,331 shares of Common Stock and the grant of warrants exercisable to purchase an aggregate of 438,331 shares of Common Stock. Also, during 1999, the Company borrowed a total of $1,100,000; $300,000 of which amount represents loans from three unaffiliated individuals at interest rates of 11% or 12% per annum whose maturation dates have been re-negotiated to June 24, 2001, and $575,000 of which is the balance of two convertible debt instruments ($225,000 of the $300,000 face amount of one of which has been converted to 119,108 shares of Common Stock at prices in a range from $1.20 to $2.25 per share), as follows: (i) 18%-$500,000 face amount debenture due December 31, 2000, convertible into shares of Common Stock at the lesser of $2.25 or 80% of the market price of the Common Stock on the date of conversion; (ii) 12%-$75,000 face amount convertible debenture due December 31, 2000, convertible into the Company's Common Stock at the lesser of $2.25 or 80% of the market price of the Common Stock on the conversion date. Management believes, but cannot assure, that these loans can be restructured if necessary. Net revenues decreased 56% from $2,292,976 for the quarter ended June 30, 1999, to $1,002,388 for the quarter ended June 30, 2000, and 51% from $2,941,897 for the six months ended June 30, 1999, to $1,430,760 for the six months ended June 30, 2000. For the six months ended June 30, 2000, the Company's "net cash used in operating activities" was $805,436, primarily, because of a net operating loss of $1,386,782 offset by the collection of accounts receivable. Cash increased by $113,970 (53%), from $214,206 as of December 31, 1999, to $328,176 as of June 30, 2000, as a result of an additional $404,406 in sales of Common Stock and net borrowings by the Company totaling $565,000. Of the sum of $565,000, $500,000 represents the face amount of a 12% convertible debenture due February 23, 2001, convertible into the Company's Common Stock at the lesser of $2.00 or 85% of the market price of the Common Stock on the conversion date. During the six months ended June 30, 2000, the Company issued 840,000 shares of Common Stock under the Company's employee stock plan; issued 100,000 shares of Common Stock and granted warrants exercisable to purchase 300,000 shares of Common Stock as an incentive to a finder; and granted warrants exercisable to purchase 100,000 shares of Common Stock at an exercise price of $5.00 per share to an investment banking firm and options exercisable to purchase an aggregate of 63,000 shares of Common Stock in connection with various loans. While the Company believes that cash flow from the contract for Phase II of SEPA's Nationwide Urban Air Quality Network anticipated to extend into 2001, together with additional funding from private sources for equity and/or debt financing, will be sufficient to permit the Company to continue in operation for the foreseeable future, there can be no assurance that such funding will be sufficient to satisfy the Company's cash requirements and, if additional financing is required, that it will be available on acceptable terms, if at all.

     3. Depressive Effect of High Operating and Financing Costs upon Operational Performance. The contracts awarded to the Company for Phase I and Phase II of SEPA's Nationwide Urban Air Quality Network have required a departure from the self-sustaining, break-even level of operation demonstrated to sustain the Company's "base" core business of approximately $2,600,000 in revenue with a minimum total staff of approximately twenty-five. The Company doubled its staff to approximately forty-five employees and otherwise increased operating expenses in order to perform the Phase I contract. The Company is again increasing staffing (by again doubling its workforce from forty-five to approximately one hundred employees), training and other operating expenses in anticipation of the commencement in October 2000 of shipments under the Phase II contract, and in order to maintain a consistent quality control and manufacturing schedule. This is necessary with respect to staffing, in particular, because the highly competitive market for technical personnel, as it has existed in the United States for the past approximately twenty-three months, prevents the Company from "ramping-up" in periods of peak activity and scaling down afterwards. Each of seven of the twelve months in 1999 and each month to date in 2000 has been characterized by high fixed expenses and resultant operating losses; which staggered monthly profit-loss performance is expected to continue for the foreseeable future until such time, if ever, as the Company realizes a steady flow of revenue from business in China. Accordingly, the Company can be expected to incur operating losses during the last two quarters of 2000 and in any quarter thereafter in which it fails to make product shipments to the People's Republic of China under the Phase II contract or otherwise. In addition to high fixed operating expenses, the high financing costs being experienced by the Company have the effect of further depressing its operational performance.

     4. Decline in Net Revenues/Substantial Losses Prior to 1999. During each of the last four years commencing with the year ended December 31, 1996, with the exception of the Company's last year ended December 31, 1999, in which it realized net income of $1,125,637, the Company has recognized a net loss. During the 1996, 1997 and 1998 years, revenue decreased from approximately $8.8 million to less than $3 million as a result of the discontinued operations of two subsidiaries and significant competitive price pressure for the Company's instruments, thus forcing PRCC to lower its domestic and foreign bids, reducing the number of the Company's bid awards and reducing the profit margin on the bids awarded to the Company. The Company's gross profit also steadily decreased from 46% and 41% of net revenue in fiscal 1996 and 1997, respectively, to approximately 35% of net revenue in fiscal 1998. As a result, the Company suspended major new product development efforts and scaled back its efforts to improve or modify existing technologies in response to the competitive price pressures. The substantial improvement in the results of operations for 1999 is attributable to the Company's award and successful completion of the contract for Phase I of SEPA's Nationwide Urban Air Quality Network. Comparable, or possibly more favorable, operating results for 2000 and future years are expected to be substantially dependent upon the successful performance by the Company of the Phase II China contract and the generation of additional future business in China and/or other countries that do not have substantial air pollution monitoring systems. While the Company's net revenues increased approximately 161% to $7,314,975 during the year ended December 31, 1999, as compared to $2,807,511 for the year ended December 31, 1998, because of the product shipments under the Phase I contract, income from continuing operations increased to $1,125,637 from a loss of $(527,197) for 1998, because of the recognition of benefit from income taxes. The Company realized losses of $(646,941) and $(1,386,782) for the quarter and the six months, respectively, ended June 30, 2000, as compared to net operating income of $453,211 and $211,109 for the quarter and the six months, respectively, ended June 30, 1999, attributable, primarily, to increased staffing and training in connection with the Phase II contract with SEPA, the absence of shipments under the contract and ongoing competitive price pressures in the United States and Europe. There can be no assurance that the Company will successfully complete the contract for Phase II of SEPA's Nationwide Urban Air Quality Network awarded to it in April 2000; obtain other business in China and/or other countries; or be capable of sustaining its return to profitability.

     5. Losses on Discontinuance of Operations and Disposition of Nutek and LRL. Nutek Corp. ("Nutek"), a wholly-owned subsidiary of the Company that filed for protection under Chapter 11 of the U.S. Bankruptcy Act in April 1998, ceased operations in July 1998 following a ruling that it was insolvent. The revenues generated by Nutek accounted for approximately 48% of the Company's consolidated net revenues for the fiscal year ended December 31, 1997. The assets of Nutek were auctioned in July 1998 to satisfy amounts owed to a secured lender. The Company realized losses from the discontinuance ($115,301) and the disposition ($1,072,986) of Nutek during the fiscal year ended December 31, 1998. Further, a default judgment in the amount of approximately $766,709, which was subsequently reduced to $449,810, was entered against PRCC in an action by the secured lender in the U.S. District Court for the Northern District of Texas, Dallas Division, to recover the deficiency from the auction of Nutek's assets. The parties entered into that Compromise, Settlement and Release Agreement on August 12, 1999, pursuant to which the Company paid the secured lender $9,000 and an additional $450,000, together with interest at the rate of twelve per cent, on or before February 1, 2000. Additionally, the Company issued the secured lender 100,000 restricted shares of Common Stock that are covered by the Registration Statement of which this Prospectus forms a part and granted the lender a warrant exercisable to purchase 20,000 shares of Common Stock at an exercise price of $.75 per share during the three-year terminating on August 11, 2002. On May 17, 2000, the secured lender acknowledged full satisfaction of and released the judgment and the judgment lien(s).

     Effective February 28, 1998, Logan Medical Devices, Inc. ("LMD"), a wholly-owned subsidiary of the Company, returned all of the shares of common stock of Logan Research, Ltd. ("LRL"), a United Kingdom corporation engaged in the design, manufacture and marketing of medical instrumentation, owned by LMD and received in exchange all shares of LMD owned by LRL. In addition, the Company was released from liability on a promissory note payable to LRL in the principal amount of $300,000 that had accrued interest of $47,250. The Company had previously advanced funds in the amount of $160,000 to LRL that it is making no effort to recoup. The Company realized a gain in the amount of $154,575 on the disposition. The revenue generated by LRL accounted for 7% of the Company's consolidated net revenues for the 1997 fiscal year.

     6. Governmental Approval. The Company is required to obtain approval by the U.S. Environmental Protection Agency of new air pollution monitoring instruments it produces before such instruments can be sold in the United States. Currently, all air pollution monitoring instruments that the Company sells in the United States have received EPA approval. If the EPA were to change its regulations or requirements, there could be no assurance that the Company's products would comply with such standards or that the Company would be able to comply with such modified requirements. With the exception of Germany, no foreign country requires governmental approval of air pollution monitoring instruments. There can be no assurance that additional regulations will not be adopted by other foreign governments. Failure to meet any future regulation could have a material adverse effect on the Company and render certain of the Company's products obsolete.


     7. Dependence On Legislation and Regulation. The products developed and manufactured by the Company monitor air pollutants in accordance with standards established generally by Federal, state, local and foreign governmental agencies. Changes in legislation or regulations or a relaxation of standards determined by such agencies could adversely affect the market for the Company's products or render certain of the Company's products obsolete.


     8. Competition. The Company is the smallest competitor in the ambient air pollution instrumentation market. There are other established firms in the same field, both in the United States and in foreign countries, which have substantially greater experience and financial and personnel resources than the Company. Therefore, the Company is subject to the effects of better-financed competitors and their research and development efforts and price competition. Although the Company is not aware of any other company that competes with it in all of its product lines, all of its competitors have resources substantially greater than those of the Company. There are also smaller companies that specialize in a limited number of the types of products manufactured by the Company. The Company's primary competitors in the domestic market are Thermo Instrument Systems, Inc. and Monitor Labs, Inc. In the foreign market, the Company's primary competitors are Thermo Instrument Systems, Monitor Labs, Environment S.A. of France and Horiba Instruments. All of the Company's competitors also offer a wider range of equipment, monitoring additional pollutants, than does PRCC.

     9. Technological Obsolescence; Limited Research and Development. The Company's future success will depend on its ability to enhance its current products, reduce product costs and develop and introduce new products that keep pace with technological developments in response to evolving customer requirements and governmental regulations. Failure of the Company to anticipate or respond adequately to technological development or introduction could result in a loss of future revenue and impair the Company's competitiveness. The Company, since early 1994, has sharply limited its product development efforts. For the foreseeable future, management expects to limit research and development to software development and efforts to refine and improve its present products.


     10. Risks of Foreign Sales. During the last three fiscal years, foreign sales have represented approximately 55% to 70% of the Company's total revenue and are expected to represent at least such amounts of the Company's future sales. Foreign sales are subject to numerous risks, including political and economic instability in foreign markets, restrictive trade policies of foreign governments, inconsistent product regulation by foreign agencies or governments, the imposition of product tariffs and other trade barriers and the burdens of complying with a wide variety of international and U.S. export laws and differing regulatory requirements. To the extent that foreign sales are transacted in a foreign currency, PRCC would be subject to the risk of losses due to foreign currency fluctuations and difficulties associated with accounts receivable collection. Because the Company is required to provide financing in connection with the contract for Phase II of SEPA's Nationwide Urban Air Quality Network, it bears the risk of realizing reduced margins from the Phase II contract if the financing is below market at closing. Further, PRCC may experience difficulties in managing or overseeing the technical and training operations required to be conducted in China.

     11. Reliance on Certain Suppliers. While PRCC manufactures many components and subsystems used in its products, other components, including packaging materials, integrated circuits, microprocessors and minicomputers, are purchased on a non-contractual basis from unaffiliated suppliers. The Company is not dependent upon any one supplier for any raw material or component that it purchases, and the Company believes there are available alternative sources for such raw materials and components. The Company is currently dependent, however, on a limited number of vendors with respect to the availability and quality of certain key instrument components, such as printed circuit board designs and lamps. A vendor's inability to supply these components to PRCC in a timely fashion, or to the Company's satisfaction, would affect the Company's ability to deliver its instruments on time and could damage the Company's reputation.


     12. Limited Marketing Capability and other Resources. The Company's success depends in large part upon its ability to identify and adequately penetrate the markets for its products. Most of the Company's competitors have much larger budgets for marketing, advertising and promotion. The Company has historically lacked the financial, personnel and other resources required in order to compete with its larger, better-financed competitors in marketing products. Through the year ended December 31, 1998, the Company's revenue had shrunk and the Company had reduced its staff to approximately twenty and operated without a bank line of credit. There can be no assurance that the Company's return to profitability, with the award in 1998, and the successful completion in 1999, of the Phase I China contract, can be sustained as a result of the award to the Company in April 2000 of the contract for Phase II of SEPA's Nationwide Urban Air Quality Network, the generation of other business in China and/or other foreign countries lacking substantial air pollution monitoring systems and/or otherwise.

     13. Dependence on Key Personnel. The Company's success depends in part upon its ability to attract and/or retain highly skilled management, technical and marketing personnel. Loss of the services of Mr. Albert E. Gosselin, Jr.,

President and Chairman of the Board of Directors of PRCC, could adversely affect the development of the Company's business and its ability to realize or sustain profitable operations. The Company does not maintain key-man life insurance on any of its personnel and has no present plans to obtain such insurance.

     14. Limited Protection of Intellectual Property and Proprietary Rights. The Company regards all or portions of the designs and technologies incorporated into its products as proprietary and attempts to protect them with a combination of trademark and trade secret laws. It has generally been the Company's policy to proceed without patent protection. It may be possible for unauthorized third parties to copy certain portions of the Company's products or to "reverse engineer" or otherwise obtain and use to the Company's detriment information that the Company regards as proprietary. Moreover, the laws of some foreign countries do not afford the same protection to the Company's proprietary rights as do U.S. laws. There can be no assurance that any of the Company's efforts to protect its proprietary technology will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

     15. Absence of Products Liability Insurance. The Company does not maintain products liability insurance. In the event that PRCC experiences a material liability as a result of a products liability claim, such a liability could have a material adverse effect on the Company.


     16. No Dividends. The Company has never paid dividends on the shares of its Common Stock and does not intend to pay any dividends in the foreseeable future.


     17. Possible Volatility of Stock Price. The trading price of the Company's Common Stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations in response to quarter-to-quarter variations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, general conditions in the air pollution monitoring industry in which the Company competes and other events or factors. In addition, in recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of the Common Stock. In addition, sales of substantial amounts of shares of Common Stock in the public market following this offering could adversely affect the future trading price of the Common Stock. (See "MARKET INFORMATION.")


     18. Possible Dilutive Effect and Other Disadvantages of Outstanding Warrants, Options and Debentures. As of the date hereof, there are an aggregate of 1,725,831 shares of Common Stock reserved for issuance upon the exercise of outstanding options and warrants currently exercisable at prices in a range from $.75 to $6.51. Additionally, the outstanding debentures are convertible, based upon a conversion price per share of $l.55 or $1.65 applicable as of October 13, 2000, into approximately 673,998 shares of Common Stock. Further, with regard to certain outstanding debentures, the conversion price of those debentures is calculated based upon the trading price of the Company's Common Stock, which has been as low as $.26 from time to time. Accordingly, if the Debentures are converted at a time when the Company's Common Stock is trading at a low price, the number of shares issuable upon conversion of the Debentures may be extremely large. Further, to the extent that the trading price of the Common Stock at the time of the exercise of any such options or warrants or the conversion of the Debentures exceeds the exercise or conversion price, such exercise or conversion will have a dilutive effect on the Company's shareholders.

     19. Potential Anti-Takeover and Other Effects of Issuance of Preferred Stock Rights May Be Detrimental to Common Shareholders. The Company is authorized to issue up to 20,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"); of which none are currently issued and outstanding. The issuance of Preferred Stock does not require approval by the shareholders of the Company's Common Stock. The Board of Directors, in its sole discretion, has the power to issue Preferred Stock in one or more series and establish the dividend rates and preferences, liquidation preferences, voting rights, redemption and conversion terms and conditions and any other relative rights and preferences with respect to any series of Preferred Stock. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion and other rights, any of which rights and preferences may operate to the detriment of the shareholders of the Company's Common Stock. Further, the issuance of any Preferred Stock having rights superior to those of the Company's Common Stock may result in a decrease in the value or market price of the Common Stock and, additionally, could be used by the Board of Directors as an anti-takeover measure or device to prevent a change in control of the Company. (See "DESCRIPTION OF SECURITIES - Preferred Stock.")


                              PLAN OF DISTRIBUTION

     The shares of Common Stock may be offered and sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. The Selling Shareholders will act independently of the Company in making determinations with respect to the timing, manner and size of each offer or sale. Such sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions.

     The Selling Shareholders may sell shares of Common Stock in any of the following ways: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the shares of Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) in the over-the-counter market. Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Selling Shareholders and/or commissions from purchasers of shares of Common Stock for whom they may act as agent. The Selling Shareholders and any broker-dealers or agents that participate in the distribution of Common Stock by them might be deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     In offering the shares of Common Stock, the Selling Shareholders and any broker-dealers and any other participating broker-dealers that execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares of Common Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Rule 10b-2 under the Exchange Act prohibits persons who are participating in or financially interested in a distribution of securities from making payments to another person for the solicitation of a third party to purchase the securities that are the subject of the distribution, except that Rule 10b-2 does not apply, among other exceptions, to brokerage transactions not involving the solicitation of customer orders. Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     The public offering of the Common Stock by the Selling Shareholders will terminate on the date on which all shares of Common Stock offered hereby have been sold by the Selling Shareholders, or on such earlier date on which the Company files a post-effective amendment that de-registers all shares of Common Stock then remaining unsold.

     The Company will pay certain expenses incidental to the offering and sale of the shares of Common Stock to the public estimated to be approximately $35,100. The Company will not pay for, among other expenses, selling expenses, underwriting discounts or fees and expenses of counsel for the Selling Shareholders.

     To the extent required at the time a particular offer of Common Stock by the Selling Shareholders is made, a supplement to this Prospectus will be distributed that will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for shares of Common Stock purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed to dealers, including the proposed selling price to the public.

     The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.


                               MARKET INFORMATION

     The Company's Common Stock is traded over-the-counter and reported on the NASDAQ National Market System under the symbol "PRCC." Set forth below are the high and low closing bid quotations in the over-the-counter market for the Common Stock as reported by the relevant market makers for fiscal years l999 and 1998 and the quarters ended March 31, June 30 and September 30, 2000. The high and low closing bid quotations in the over-the-counter market reported by the relevant market makers on October 13, 2000, were $2.13 and $1.75 for the Common Stock. Quotations represent inter-dealer quotations, without adjustment for retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

                       Fiscal 2000             Fiscal 1999         Fiscal 1998
Quarter Ended      High Bid   Low Bid     High Bid   Low Bid    High Bid Low Bid
-------------      ------------------     ------------------    ----------------

Common Stock:
March 31           $4.22        $1.41     $2.00         $.88    $4.52      $2.52
June 30            $3.68        $1.88      2.38         1.06     3.13       2.48
September 30       $2.96        $1.66      3.87         1.81     2.25        .26
December 31                                2.91         1.56     1.25        .56

     As of October 13, 2000, the approximate number of shareholders of record of the Company's Common Stock was 1,100. The Company has never paid or declared any dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future.

     The Company cannot predict the market price for the Common Stock upon the commencement or the completion of this offering. Since the market for the Company's Common Stock is thinly traded, sales of the shares of Common Stock could cause the Common Stock to trade at levels lower than would otherwise be anticipated.

                            SELLING SECURITY HOLDERS

     Of the 1,725,788 shares of Common Stock being offered hereby, an aggregate of 879,966 shares of Common Stock are being offered collectively by seven persons, including Messrs. Ronald E. Patterson, Lee N. Sion, Steven Sion, William T. Richey and Alan Talesnick, East West Network Group Co. and Patricia Cudd, Esq. Of these 879,966 shares of Common Stock, a total of 508,733 shares are issuable upon the exercise of warrants exercisable on or prior to March 31 or October 4, 2003, at exercise prices in a range from $2.00 through $4.00 per share. Ms. Cudd is the sole proprietor of Cudd & Associates, the law firm that passed upon certain legal matters in connection with the validity of the issuance of the shares of Common Stock being offered hereby.

     Of the balance of 845,822 shares of Common Stock, a total of 339,073 shares, including 120,474 shares of Common Stock, an aggregate of 112,141 shares of Common Stock underlying outstanding warrants exercisable on or prior to September 13, 2002, or March 31, 2003, at exercise prices of $4.00 and $2.40, respectively, and a total of 106,458 shares of Common Stock underlying outstanding options exercisable on or prior to May 15 or June 19, 2001, or March 31, 2003, at exercise prices of $2.20 and $4.00, respectively, are being offered collectively by Mr. Philip T. Huss, Phoenix Alliance, Inc., a corporation solely-owned by Mr. Huss, and Ms. Maria Molinsky.

     Of the balance of 506,749 shares, a total of 285,750 shares of Common Stock underlying options exercisable at exercise prices ranging from $.75 to $4.40 on or prior to the various expiration dates thereof commencing on June 1, 2001, through June 24, 2003, are being offered by a total of fifteen persons, including Messrs. Albert E. Gosselin, Jr., Mark S. Rose, Anthony Reneau, Sean Rose, Mike Hamdan, Robert Klein, Craig E. Gosselin and Gary L. Dudley, Mesdames Paz Laroya, Clare F. Rose, Marcia A. Smith and Rosemary Althaus, Delta Capital Partners, Jorel Management and the estate of Margaret Jones. Ms. Smith is the Manager of Administration and a director of the Company and Ms. Jones is the late mother of Mr. Albert E. Gosselin, Jr., the President, the Chief Executive Officer and the Chairman of the Board Directors of the Company.

     Of the balance of 220,999 shares of Common Stock being offered hereby, 100,000 shares of Common Stock are being offered by each of Brittanica Associates Limited and the Barbara L. Gosselin Revocable Trust. Mrs. Gosselin is the spouse of Mr. Albert E. Gosselin, Jr.

     Of the balance of 20,999 shares of Common Stock being offered, 11,666 shares of Common Stock are being offered by Ms. Cynthia L. Gosselin, the daughter of Mr. Albert E. Gosselin, Jr., including 6,666 shares, and 5,000 shares, of Common Stock underlying outstanding warrants and an outstanding option, respectively, exercisable at an exercise price of $.75 per share on or prior to February 25, 2002, and June 6, 2002, respectively.

     The balance of 9,333 shares of Common Stock underlying outstanding warrants exercisable or prior to February 25, 2002, at an exercise price of $.75 per share, are being offered by Ms. Jennifer Jauregui, the daughter of Mr. Albert E. Gosselin, Jr.

     The table below indicates the name of each selling security holder (the "Selling Security Holder"), any material relationship he, she or it has had to the Company within the last three years, the number and percentage of shares of Common Stock owned by the Selling Security Holder prior to this offering, the number of shares being offered for sale by the Selling Security Holder and the number of shares of Common Stock and the percentage of the total shares of Common Stock outstanding that will be held if all shares offered are sold. (See "Description of Securities - Capital Stock - Common Stock," "Common Stock
That May Be Offered By the Warrantholders" and "Common Stock That May Be Offered By the Optionholders.")


                                                     Shares                  Shares          Shares
Selling Shareholders                                 Owned                   Owned           Owned
        and                   Relationship          Prior to                 Being           After
   Warrantholders             to Company            Offering   Per Cent      Offered        Offering     Per Cent
---------------------        -------------          ---------  --------     --------        ---------    --------

Ronald E. Patterson              14.19%             748,030(1)   14.19      375,716(1)       372,314       7.33
                              shareholder

East West Network                 5.14%             275,000(2)    5.14      275,000(2)           -0-       0.00
  Group Co.                   shareholder

Lee N. Sion                       5.40%             277,000(3)    5.40       81,250(3)       195,750       3.85
                              shareholder

Steven Sion                        N/A              100,000(4)    1.96       50,000(4)        50,000        .98

William T. Richey                  N/A               95,000(5)    1.86       50,000(5)        45,000        .89

Alan Talesnick                     N/A               60,000(6)    1.18       28,000(6)        32,000        .63

Patricia Cudd                      N/A               20,000(7)     .39       20,000(7)           -0-       0.00


      Selling                                       Shares                  Shares           Shares
   Shareholders,                                     Owned                   Owned           Owned
Warrantholders and            Relationship          Prior to                 Being           After
   Optionholders              to Company            Offering    Per Cent    Offered         Offering     Per Cent
----------------------        ----------            --------    --------    -------         --------     --------

Phillip T. Huss                   5.42%             284,073(8)    5.42      247,407(8)        36,666        .72
                              shareholder

Maria Molinsky                     N/A               91,666(9)    1.78       91,666(9)           -0-       0.00


                                                    Owned                    Owned           Owned
    Selling                   Relationship          Prior to                 Being           After
  Optionholders               to Company            Offering    Per Cent    Offered         Offering     Per Cent
-----------------------       ----------            --------    --------    -------         --------     --------

Albert E. Gosselin, Jr.     President, Chief       247,410(10)    4.80       73,250(10)      174,160       3.43
                            Executive Officer,
                            Chairman of the
                            Board of Directors

Mark S. Rose                       N/A              72,000(11)    1.40       72,000(11)           -0-      0.00

Anthony Reneau                     N/A              25,000(12)     .49       25,000(12)           -0-      0.00

Sean Rose                          N/A              16,000(13)     .31       16,000(13)           -0-      0.00

Delta Capital Partners             N/A              15,000(14)     .29       15,000(14)           -0-      0.00

Mike Hamdan                        N/A              14,500(15)     .29       14,500(15)           -0-      0.00

Paz Laroya                         N/A              14,500(16)     .29       14,500(16)           -0-      0.00

Jorel Management                   N/A              12,500(17)     .25       12,500(17)           -0-      0.00

Robert Klein                       N/A              10,000(18)     .20       10,000(18)           -0-      0.00

Clare F. Rose                      N/A               8,000(19)     .16        8,000(19)           -0-      0.00

Craig E. Gosselin                Director           16,250(20)     .32        5,000(21)       11,250(22)    .22

Gary L. Dudley                     N/A              41,950(23)     .82        5,000(24)       36,950(25)    .72

Estate of Margaret                 N/A              15,000(26)     .29        5,000(27)       10,000(28)    .20
  Jones

Marcia A. Smith                    N/A             135,600(29)    2.65        5,000(30)      130,600(31)   2.56

Rosemary Althaus                   N/A               5,000(32)     .10        5,000(32)           -0-      0.00

                                                       17



                                                     Owned                   Owned           Owned
    Selling                  Relationship           Prior to                 Being           After
  Shareholders                to Company            Offering    Per Cent    Offered         Offering     Per Cent
------------------------      ----------            --------    --------    -------         --------     --------

Brittanica Associates           7.43%               400,000(33)   7.43      100,000(34)      300,000(35)   3.80
Limited                      shareholder

Barbara L. Gosselin             5.77%               293,055(36)   5.77      100,000(36)      193,055       3.80
Revocable Trust              shareholder


                                                     Shares                                  Shares
Selling Warrantholder                                Owned                   Owned           Owned
      and                     Relationship          Prior to                 Being           After
   Optionholder               to Company            Offering    Per Cent    Offered         Offering     Per Cent
--------------------------    ----------            --------    --------   -------          --------     --------


Cynthia L. Gosselin                N/A               95,000(37)   1.86       11,666(38)       83,334(39)   1.63


                                                    Owned                    Owned           Owned
    Selling                   Relationship          Prior to                 Being           After
 Warrantholder                to Company            Offering    Per Cent    Offered         Offering     Per Cent
-----------------------       ----------            --------    --------    -------         --------     --------

Jennifer Jauregui                  N/A                9,333(40)    .18        9,333(40)           -0-       0.00

--------------------------

     *The number of shares of Common Stock underlying, and the exercise price of, each option described in the table above is shown after giving effect to the reverse split in the Company's Common Stock effective on May 15, 1998, on the basis of one share for each four shares of Common Stock then outstanding.

     (1) Includes 187,858 shares of Common Stock issued upon the exercise on March 30, 2000, of warrants at an exercise price of $.75 per share and 187,858 shares of Common Stock underlying warrants exercisable to purchase one share of Common Stock each on or prior to March 31, 2003, at an exercise price of $4.00 per share.

     (2) Includes 25,000 shares of Common Stock issued, and 50,000 shares,
50,000 shares, 50,000 shares, 50,000 shares, and 50,000 shares, of Common Stock underlying warrants, exercisable on or prior to October 19, 2003, at exercise prices of $2.00, $2.25, $2.50, $3.00, and $3.50 per share, respectively,

                                       18

granted, on October 19, 2000, pursuant to that certain Investor Relations Agreement dated October 19, 2000, between the Company and East West Network Group Co.

     (3) Includes 25,000 shares, and 9,375 shares, of Common Stock issued upon the exercise on March 31, 2000, of warrants and options, respectively, at an exercise price of $.75 per share and 46,875 shares of Common Stock underlying warrants exercisable to purchase one share of Common Stock each on or prior to March 31, 2003, at an exercise price of $3.10 per share.

     (4) Includes 25,000 shares of Common Stock issued upon the exercise on March 31, 2000, of warrants at an exercise price of $.75 per share and 25,000 shares of Common Stock underlying warrants exercisable to purchase one share each on or prior to March 31, 2003, at an exercise price of $3.10 per share.

     (5) Includes 25,000 shares of Common Stock issued upon the exercise on March 31, 2000, of warrants at an exercise price of $.75 per share and 25,000 shares of Common Stock underlying warrants exercisable to purchase one share of Common Stock each on or prior to March 31, 2003, at an exercise price of $4.00 per share.

     (6) Includes 14,000 shares of Common Stock issued upon the exercise on March 31, 2000, of warrants at an exercise price of $.75 per share and 14,000 shares of Common Stock underlying warrants exercisable to purchase one share of Common Stock each on or prior to March 31, 2003, at an exercise price of $4.00 per share.

     (7) Includes 10,000 shares of Common Stock issued upon the exercise on March 31, 2000, of warrants at an exercise price of $.75 per share and 10,000 shares of Common Stock underlying warrants exercisable to purchase one share of Common Stock each on or prior to March 31, 2003, at an exercise price of $4.00 per share.

     (8) Includes 87,141 shares of Common Stock issued upon the exercise on March 30, 2000, of warrants at an exercise price of $.75 per share, 87,141 shares of Common Stock underlying warrants exercisable to purchase one share of Common Stock each on or prior to March 31, 2003, at an exercise price of $4.00 per share, and 50,000 shares, and 23,125 shares, of Common Stock underlying options exercisable at an exercise price of $2.20 per share on or prior to May 15, 2001, owned of record by Phoenix Alliance, Inc., a corporation solely-owned by Mr. Huss.

     (9) Includes 33,333 shares of Common Stock issued upon the exercise on March 31, 2000, of warrants at an exercise price of $.75 per share, 25,000 shares of Common Stock underlying warrants exercisable to purchase one share of Common Stock each on or prior to September 13, 2002, at an exercise price of $2.40 per share and 33,333 shares of Common Stock underlying an option exercisable at an exercise price of $4.00 per share on or prior to March 31, 2003.

     (10) Includes 30,750 shares, 30,000 shares and 12,500 shares, of Common Stock underlying options exercisable at an exercise price of $.75 per share on or prior to January 6, 2002, June 1, 2001, and June 8, 2001, respectively.

     (11) Includes 48,000 shares, and 24,000 shares, of Common Stock underlying options exercisable on or prior to January 27, 2002, and May 27, 2003, respectively, at exercise prices of $.75 and $2.13 per share, respectively.

     (12) Includes 25,000 shares of Common Stock underlying an option exercisable on or prior to February 25, 2002, at an exercise price of $1.00 per share.

     (13) Includes 8,000 shares, and 8,000 shares, of Common Stock underlying options exercisable at exercise prices of $2.19 and $2.28 per share, respectively, on or prior to June 24 and 17, 2003, respectively.

     (14) Includes 15,000 shares of Common Stock underlying an option exercisable on or prior to June 6, 2003, at an exercise price of $2.25 per share.

     (15) Includes 14,500 shares of Common Stock underlying an option exercisable at an exercise price of $1.38 per share on or prior to March 22, 2002.

     (16) Includes 14,500 shares of Common Stock underlying an option exercisable on or prior to March 22, 2002, at an exercise price of $1.38 per share.

     (17) Includes 12,500 shares of Common Stock underlying an option exercisable on or prior to November 4, 2000, at an exercise price of $.75 per share.

     (18) Includes 10,000 shares of Common Stock underlying an option exercisable on or prior to March 22, 2002, at an exercise price of $1.38 per share.

     (19) Includes 8,000 shares of Common Stock underlying an option exercisable at an exercise price of $2.13 per share on or prior to May 27, 2003.

     (20) Includes 10,000 shares, and 5,000 shares, of Common Stock underlying options exercisable on or prior to June 1, 2001, and January 6, 2002, respectively, at an exercise price of $.75 per share.

     (21) Includes 5,000 shares of Common Stock underlying an option exercisable on or prior to January 6, 2002, at an exercise price of $.75 per share.

     (22) Includes 10,000 shares of Common Stock underlying an option exercisable on or prior to June 1, 2001, at an exercise price of $.75 per share.

     (23) Includes 11,250 shares, 10,000 shares, and 5,000 shares, of Common Stock underlying options exercisable on or prior to June 8, 2001, June 1, 2001, and January 6, 2002, respectively, at an exercise price of $.75 per share.

     (24) Includes 5,000 shares of Common Stock underlying an option exercisable on or prior to January 6, 2002, at an exercise price of $.75 per share.

     (25) Includes 11,250 and 10,000 shares of Common Stock underlying an option exercisable on or prior to June 8, 2001, and June 1, 2001, at an exercise price of $.75 per share.

     (26) Includes 10,000 shares, and 5,000 shares, of Common Stock underlying options exercisable on or prior to June 1, 2000, and January 6, 2002, respectively, at an exercise price of $4.40 per share.

     (27) Includes 5,000 shares of Common Stock underlying an option exercisable on or prior to January 6, 2002, at an exercise price of $4.40 per share.

     (28) Includes 10,000 shares of Common Stock underlying an option exercisable on or prior to June 1, 2000, at an exercise price of $4.40 per share.

     (29) Includes 13,750 shares, 10,000 shares, and 5,000 shares, of Common Stock underlying options exercisable on or prior to December 14, 2002, June 1, 2001, and January 6, 2002, respectively, at an exercise price of $.75 per share.

     (30) Includes 5,000 shares of Common Stock underlying an option exercisable on or prior to January 6, 2002, at an exercise price of $.75 per share.

     (31) Includes 13,750 shares, and 10,000 shares, of Common Stock underlying options exercisable on or prior to December 14, 2002, and June 1, 2001, respectively, at an exercise price of $.75 per share.

     (32) Includes 5,000 shares of Common Stock underlying an option exercisable at an exercise price of $.75 per share on or prior to January 27, 2002.

     (33) Includes 100,000 shares of Common Stock issued on February 23, 2000, in consideration and as incentive for lending the sum of $500,000 to the Company and 200,000 shares, and 100,000 shares, of Common Stock underlying warrants exercisable on or prior to February 23, 2003, at exercise prices of $4.50 and $2.25 per share, respectively.

     (34) Includes 100,000 shares of Common Stock issued on February 23, 2000, in consideration and as incentive for lending the sum of $500,000 to the Company.

     (35) Includes 200,000 shares, and 100,000 shares, of Common Stock underlying warrants exercisable on or prior to February 23, 2003, at exercise prices of $4.50 and $2.25 per share, respectively.

     (36) Mr. Albert E. Gosselin, Jr., the spouse of Barbara L. Gosselin, disclaims any beneficial ownership interest in the shares of Common Stock.

     (37) Includes 12,500 shares, 10,000 shares, 6,666 shares, and 5,000 shares, of Common Stock underlying an outstanding option, an outstanding option, outstanding warrants and an outstanding option, respectively, exercisable on or prior to December 14, 2002, June 1, 2001, February 25, 2002, and June 6, 2002, respectively, at an exercise price of $.75 per share.

     (38) Includes 6,666 shares, and 5,000 shares, of Common Stock underlying outstanding warrants and an outstanding option, respectively, exercisable on or prior to February 25, 2002, and June 6, 2002, respectively, at an exercise price of $.75 per share.

     (39) Includes 12,500 shares, and 10,000 shares, of Common Stock underlying outstanding options exercisable on or prior to December 14, 2002, and June 1, 2001, respectively, at an exercise price of $.75 per share.

     (40) Includes 9,333 shares of Common Stock underlying warrants exercisable to purchase one share of Common Stock each on or prior to February 25, 2002, at an exercise price of $.75 per share.

                            DESCRIPTION OF SECURITIES

Capital Stock
-------------

     The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, no par value per share (the "Common Stock") and 20,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock").

     Common Stock. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share on all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares of Common Stock. Cumulative voting in the election of directors is permitted; however, cumulative voting may occur only if a shareholder announces his intention to cumulate his votes prior to the voting, in which case all shareholders may cumulate their votes. In the event of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities. All shares of the Company's Common Stock issued and outstanding are fully-paid and nonassessable. Holders of the shares of Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock, as may be declared by the Board of Directors out of funds legally available therefor. As of October 13, 2000, there were 5,099,469 shares of Common Stock issued and outstanding held of record by approximately 1,100 shareholders. The Common Stock is traded over-the-counter and reported on the NASDAQ National Market System under the symbol "PRCC."

     Holders of shares of Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock and currently intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of the Company.

     Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions thereof shall be established by the Board of Directors, except that no holder of Preferred Stock shall have preemptive rights. The Company has no outstanding Preferred Stock, and the Board of Directors does not plan to issue any for the foreseeable future unless the issuance thereof shall be in the best interests of the Company.

Common Stock That May Be Offered by the Warrantholders
------------------------------------------------------

     The Company, on October 20, 2000, granted warrants exercisable on or prior to October 20, 2003, to purchase an aggregate of 250,000 shares of Common Stock, at an exercise price of $2.00 per share (50,000 shares), $2.25 per share (50,000 shares), $2.50 per share (50,000 shares), $3.00 per share (50,000 shares) and $3.50 per share (50,000 shares), to East West Network Group Co. ("East West Network"), pursuant to that certain Investor Relations Agreement dated October 20, 2000, between the Company and East West Network. The brief description of certain provisions of the Warrant to Purchase 250,000 Shares of Common Stock of Pollution Research and Control Corp. from October 20, 2000 Void after 5:00 P.M., Los Angeles Time, on October 20, 2003, set forth above is qualified in its entirety by the more detailed provisions of the warrant, a copy of which is attached hereto as Exhibit 4.45 and incorporated herein by this reference.

     On March 31, 2000, the Company granted warrants exercisable to purchase an aggregate of 395,874 shares of Common Stock on or prior to March 31, 2003, at an exercise price of $3.10 per share, to Messrs. Lee N. Sion (46,875 shares) and Steven Sion (25,000 shares) and, at an exercise price of $4.00 per share, to Messrs. Ronald E. Patterson (187,858 shares), Phillip T. Huss (87,141 shares), William T. Richey (25,000 shares) and Alan Talesnick (14,000 shares) and Patricia Cudd, Esq. (10,000 shares). The brief descriptions of certain provisions of the warrants, dated March 31, 2000, set forth above are qualified in their entirety by the more detailed provisions of the warrants, copies of which are incorporated herein by reference to Exhibits 10.219, 10.220, 10.218, 10.217, 10.223, 10.222 and 10.221 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

     The Company, on March 24, 1999, granted to Ms. Jennifer Jauregui a warrant exercisable at an exercise price of $.75 per share to purchase 9,333 shares of Common Stock on or prior to February 25, 2002. Ms. Jauregui is the daughter of Mr. Albert E. Gosselin, Jr., the President, the Chief Executive Officer and the Chairman of the Board of Directors of the Company. The foregoing brief description of this warrant, dated March 24, 1999, is qualified in its entirety by reference to the more detailed provisions of the warrant, a copy of which is incorporated herein by reference to Exhibit 4.14 to the Company's Registration Statement on Form S-3 (File Number 333-87965) filed on September 28, 1999.

     On February 25, 1999, the Company granted to Ms. Cynthia L. Gosselin a warrant exercisable on or prior to February 25, 2002, at an exercise price of $.75 per share to purchase 6,666 shares of Common Stock. The foregoing description of the warrant is a brief summary of certain provisions thereof and is qualified in its entirety by the more detailed provisions of the warrant, a copy of which is incorporated herein by reference to Exhibit 4.15 to the Company's Registration Statement on Form S-3 (File Number 333-87965) filed on September 28, 1999.

Transfer Agent, Registrar and Warrant Agent
-------------------------------------------

     Oxford Transfer & Registrar, Inc., 1130 Southwest Morrison, Suite #250, Portland, Oregon 97205, is the Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Warrants.


Common Stock That May Be Offered by the Optionholders
-----------------------------------------------------

     The number of shares of the Company's Common Stock underlying, and the exercise price of, each option described herein is shown after giving effect to the reverse split in the Company's Common Stock effective on May 15, 1998, on the basis of one share for each four shares of Common Stock then outstanding.

     The Company, on June 8, 1991, granted an option exercisable to purchase 50,000 shares of Common Stock on or prior to June 8, 2001, at an exercise price of $.75 per share, to Mr. Albert E. Gosselin, Jr. The foregoing description of the option is a brief summary of certain provisions thereof and is qualified in its entirety by the more detailed provisions of the option, a copy of which is incorporated herein by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1991.

     The Company, on June 1, 1996, granted options exercisable at an exercise price of $.75 per share to purchase an aggregate of 80,750 shares of Common Stock to Mr. Albert E. Gosselin, Jr. (60,750 shares), Ms. Cynthia L. Gosselin (5,000 shares), Ms. Margaret Jones (5,000 shares), Mr. Craig E. Gosselin (5,000 shares), Ms. Marcia Smith (5,000 shares) and Mr. Gary L. Dudley (5,000 shares). Of the 60,750 shares of Common Stock underlying options granted to Mr. Gosselin, 30,750 shares, and 30,000 shares, of Common Stock are exercisable on or prior to the date of expiration of the options on June 6, 2002, and June 1, 2001, respectively. Ms. Cynthia L. Gosselin's option expires on June 6, 2002, and the expiration date of the options held by the estate of Margaret Jones, Messrs. Craig E. Gosselin and Dudley and Ms. Smith is June 1, 2001. Mr. Albert E. Gosselin, Jr., is the President, the Chief Executive Officer and the Chairman of the Board Directors of the Company and Ms. Smith is the Manager of Administration and a director of the Company. Ms. Jones is the late mother of Mr. Albert E. Gosselin, Jr. The foregoing descriptions of certain provisions of the options, dated June 1, 1996, set forth above are qualified in their entirety by the more detailed provisions of the options, copies of which are incorporated herein by reference to Exhibit 10.118 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, Exhibit 4.19 to the Registration Statement on Form S-3 (File Number 33-14133) filed on October 15, 1996, and Exhibits 10.125, 10.129, 10.123, 10.127 and 10.121 to the Company's Annual
Report on Form 10-KSB for the year ended December 31, 1996.

     On April 30, 1997, the Company granted the Option to Purchase 50,000 Shares of Common Stock of Pollution Research and Control Corp. to Jorel Management exercisable to purchase 12,500 shares of Common Stock at an exercise price of $.75 per share on or prior to November 4, 2000. The foregoing brief description of certain provisions of the Option to Purchase 50,000 Shares of Common Stock of Pollution Research and Control Corp. is qualified in its entirety by the more detailed provisions of the option, a copy of which is incorporated herein by reference to Exhibit 10.150 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

     On May 15, 1998, the Company granted options to Phoenix Alliance, Inc., exercisable to purchase 50,000 and 23,125 shares of Common Stock at an exercise price of $2.20 on or prior to May 15, 2001. The terms and conditions of the options are more fully described in the Option to Purchase 200,000 Shares of Common Stock of Pollution Research and Control Corp., a copy of which is attached to the Registration Statement of which this Prospectus is a part as
Exhibit 4.10 thereto, and is incorporated herein by this reference, and the Option to Purchase 23,125 Shares of Common Stock of Pollution Research and Control Corp., a copy of which is incorporated herein by reference to Exhibit
10.165 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998. The foregoing brief descriptions of certain provisions of the options are qualified in their entirety by the more detailed provisions of the Option to Purchase 200,000 Shares of Common Stock of Pollution Research and Control Corp. and the Option to Purchase 23,125 Shares of Common Stock of Pollution Research and Control Corp.

     The Company, on January 27, 1999, granted options to Mr. Mark S. Rose and Ms. Rosemary Althaus exercisable to purchase 48,000 and 5,000 shares of Common Stock, respectively, at an exercise price of $.75 per share on or prior to January 27, 2002. The foregoing brief descriptions of certain provisions of the Option to Purchase 48,000 Shares of Common Stock of Pollution Research and Control Corp. and the Option to Purchase 5,000 Shares of Common Stock of Pollution Research and Control Corp. are qualified in their entirety by the more detailed provisions of the options, copies of which are incorporated herein by reference to Exhibits 10.170 and 10.172, respectively, to the Annual Report on Form 10-KSB of the Company for the year ended December 31, 1998.

     On February 25, 2000, the Company granted the Option to Purchase 25,000 Shares of Common Stock of Pollution Research and Control Corp. from February 25, 2000 Void after 5:00 P.M., Los Angeles Time, on March 22, 2002, to Mr. Anthony Reneau exercisable at an exercise price of $1.00 per share on or prior to February 25, 2002. Mr. Reneau is a Company employee. The terms and conditions of the Option to Purchase 25,000 Shares of Common Stock of Pollution Research and Control Corp. from February 25, 2000 Void after 5:00 P.M., Los Angeles Time, on February 25, 2002, a copy of which is attached as Exhibit 4.27 to the

Registration Statement on Form S-3 of which this Prospectus is a part, and incorporated herein by this reference, qualify in its entirety the brief description of the option set forth herein.

     On March 22, 2000, the Company granted options exercisable on or prior to March 22, 2002, to purchase an aggregate of 39,000 shares of Common Stock at an exercise price of $1.38 per share to the following individuals, as follows: (i) Mr. Mike Hamdan - 14,500 shares; (ii) Ms. Paz Laroya - 14,500 shares; and (iii) Mr. Robert Klein - 10,000 shares. All of the foregoing are employees of the Company. The terms and conditions of Mr. Hamdan's option are more fully described in the Option to Purchase 14,500 Shares of Common Stock of Pollution Research and Control Corp. from March 22, 2,000 Void after 5:00 P.M., Los Angeles Time, on March 22, 2002 (the "Hamdan Option"), a copy of which is attached as Exhibit 4.28 to the Registration Statement of which this Prospectus forms a part, and is incorporated herein by this reference. The terms and conditions of Ms. Laroya's option are more fully described in the Option to Purchase 14,500 Shares of Common Stock of Pollution Research and Control Corp. from March 22, 2000 Void after 5:00 P.M., Los Angeles Time, on March 22, 2002 (the "Laroya Option"), a copy of which is attached as Exhibit 4.29 to the Registration Statement of which this Prospectus is a part, and is incorporated herein by this reference. The terms and conditions of Mr. Klein's option are more fully described in the Option to Purchase 10,000 Shares of Common Stock of Pollution Research and Control Corp. from March 22, 2000 Void after 5:00 P.M., Los Angeles Time, on March 22, 2002 (the "Klein Option"), a copy of which is attached as Exhibit 4.30 to the Registration Statement of which this Prospectus is a part, and is incorporated herein by this reference. The foregoing brief description of certain provisions of the options is qualified in its entirety by the more detailed provisions of the Hamdan Option, the Laroya Option and the Klein Option.

     On May 27, 2000, the Company granted options to Mr. Mark S. Rose and Ms. Clare F. Rose exercisable to purchase 24,000 and 8,000 shares of Common Stock, respectively, at an exercise price of $2.13 per share on or prior to May 27, 2003. The terms and conditions of the options are more fully described in the Option to Purchase 24,000 Shares of Common Stock of Pollution Research and Control Corp. from May 27, 2000 Void After 5:00 P.M., Los Angeles Time, on May 27, 2003, and the Option to Purchase 8,000 Shares of Common Stock of Pollution Research and Control Corp. from May 27, 2000 Void After 5:00 P.M., Los Angeles Time, on May 27, 2003, copies of which are attached as Exhibits 4.39 and 4.40, respectively, to the Registration Statement on Form S-3 of which this Prospectus is a part, and are incorporated herein by this reference. The foregoing brief descriptions of certain provisions of the options are qualified in their entirety by the more detailed provisions of the Option to Purchase 24,000 Shares of Common Stock of Pollution Research and Control Corp. from May 27, 2000 Void After 5:00 P.M., Los Angeles Time, on May 27, 2003, and the Option to Purchase 8,000 Shares of Common Stock of Pollution Research and Control Corp. from May 27, 2000 Void After 5:00 P.M., Los Angeles Time, on May 27, 2003.

     The Company, on June 7, 2000, granted the Option to Purchase 15,000 Shares of Common Stock of Pollution Research and Control Corp. from June 7, 2000 Void After 5:00 P.M., Los Angeles Time, on June 6, 2003, to Delta Capital Partners exercisable at an exercise price of $2.25 per share. The foregoing description of the Option to Purchase 15,000 Shares of Common Stock of Pollution Research and Control Corp. from June 7, 2000 Void After 5:00 P.M., Los Angeles Time, on June 6, 2003, is a brief summary of certain provisions thereof and is qualified in its entirety by the more detailed provisions of the option, a copy of which is attached to the Registration Statement on Form S-3 of which this Prospectus forms a part as Exhibit 4.42, and is incorporated herein by this reference.

     The Company, on June 17, 2000, granted the Option to Purchase 8,000 Shares of Common Stock of Pollution Research and Control Corp. from June 17, 2000 Void After 5:00 P.M., Los Angeles Time, on June 17, 2003, to Mr. Sean Rose exercisable at an exercise price of $2.28 per share. The foregoing description of the Option to Purchase 8,000 Shares of Common Stock of Pollution Research and Control Corp. from June 17, 2000 Void After 5:00 P.M., Los Angeles Time, on June 17, 2003, is a brief summary of certain provisions thereof and is qualified in its entirety by the more detailed provisions of the option, a copy of which is attached as Exhibit 4.43 to the Registration Statement on Form S-3 of which this Prospectus is a part, and is incorporated herein by this reference.

     On June 24, 2000, the Company granted the Option to Purchase 8,000 Shares of Common Stock of Pollution Research and Control Corp. from June 24, 2000 Void After 5:00 P.M., Los Angeles Time, on June 24, 2003, to Mr. Sean Rose exercisable at an exercise price of $2.19 per share. The foregoing description of the Option to Purchase 8,000 Shares of Common Stock of Pollution Research and Control Corp. from June 24, 2000 Void After 5:00 P.M., Los Angeles Time, on June 24, 2003, is a brief summary of certain provisions thereof and is qualified in its entirety by the more detailed provisions of the option, a copy of which is attached to the Registration Statement on Form S-3 of which this Prospectus forms a part as Exhibit 4.44, and is incorporated herein by this reference.


                                  LEGAL MATTERS

     Certain legal matters in connection with the validity of the issuance of the shares of Common Stock being offered hereby will be passed upon for the Company by Cudd & Associates, 1120 Lincoln Street, Suite #1507, Denver, Colorado 80203. Patricia Cudd, Esq., the sole proprietor of Cudd & Associates, owns of record and beneficially 10,000 shares of the Company's Common Stock and warrants exercisable to purchase 10,000 shares of the Company's Common Stock at an exercise price of $4.00 per share on or prior to March 31, 2003.


                                     EXPERTS

     The financial statements of the Company are incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999. Such financial statements have been audited by AJ. Robbins, P.C., Certified Public Accountants and Consultants, independent auditors, as stated in their report that is incorporated herein by reference.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

     The following is an itemized statement of the expenses incurred in connection with this Registration Statement and the issuance and distribution of the shares of Common Stock being registered hereby. All such expenses will be paid by the Company.

Securities and Exchange Commission registration fee.................   $     100
Legal fees and expenses.............................................      20,000
Accounting fees and expenses........................................       3,000
Blue sky fees and expenses..........................................       4,000
Transfer agent fees and expenses....................................       3,000
Printing, electronic filing and engraving expenses..................       3,000
Miscellaneous expenses..............................................       2,000
                                                                       ---------
TOTAL              .................................................   $  35,100
                                                                       =========

All of the above items except the Securities and Exchange Commission registration and NASD fees are estimates.

Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     The Company's Articles of Incorporation, as amended, provide for (i) the elimination of directors' liability for monetary damages for certain breaches of their fiduciary duties to the Company and its shareholders as permitted by California law; and (ii) permit the indemnification by the Company to the fullest extent under California law. At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought. Section 317 of the California Corporations Code, as amended, provides for the indemnification of the officers, directors and controlling persons of a corporation as follows:

     "(a) For the purposes of this section, "agent" means any person who is or was a director officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (3) of subdivision (e).

     (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor, an action brought under Section 9243, or an action brought by the Attorney General pursuant to Section 9230) by reason of the fact that such person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

     (c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation, or brought under Section 9243, or brought by the Attorney General pursuant to Section 9230, to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if the person acted in good faith, in a manner in which such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances. No indemnification shall be made under this subdivision:

          (1) In respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of such person's duty to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall determine;

          (2) Of amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval; or

          (3) Of expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval unless it is settled with the approval of the Attorney General.

     (d) To the extent that an agent of a corporation has been successful on the merits in defense or any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

     (e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in either subdivision (b) or (c) by:

          (l) A majority vote of a quorum consisting of directors who are not parties to such proceedings;

          (2) Approval of the members (Section 5034), with the persons to be indemnified not being entitled to vote thereon; or

          (3) The court in which such proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is approved by the corporation.

     (f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in this section.

     (g) No provision made by a corporation to indemnify its or its subsidiary's directors or officers for the defense of any proceeding, whether contained in the articles, bylaws, a resolution of members or directors, an agreement or otherwise, shall be valid unless consistent with this section. Nothing contained in this section shall affect any right to indemnification to which persons other than such directors and officers may be entitled by contract or otherwise.

     (h) No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (3) of subdivision (e), in any circumstances where it appears that::

          (1) It would be inconsistent with a provision of the articles, bylaws, a resolution or the members or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

          (2) It would be inconsistent with any condition expressly imposed by a court in approving a settlement.

     (i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of this section; provided, however, that a corporation shall have no power to purchase and maintain such insurance to indemnify any agent of the corporation for a violation of Section 9243.

     (j) This section does not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in such person's capacity as such, even though such person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such trustee, investment manager or other fiduciary to the extent permitted by subdivision (f) or Section 207."

Item 16.  Exhibits.
          --------

     The Exhibit Index commences on page 33.


Item 17.  Undertakings.
          ------------

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Glendale, State of California, on October 16, 2000.

Date:  October 16, 2000           POLLUTION RESEARCH AND CONTROL CORP.
                                             (Registrant)



                                  By:  /s/  Albert E. Gosselin, Jr.
                                     --------------------------------------
                                            Albert E. Gosselin, Jr., President,
                                            Chief Executive Officer and Chairman
                                            of the Board Directors




                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert E. Gosselin, Jr., and Marcia A. Smith, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Date:  October 16, 2000           By:  /s/  Albert E. Gosselin, Jr.
                                     --------------------------------------
                                            Albert E. Gosselin, Jr., President,
                                            Chief Executive Officer and Chairman
                                            of the Board Directors (Principal
                                            Executive Officer)




Date:  October 16, 2000           By:  /s/  Donald R. Ford
                                     --------------------------------------
                                            Donald R. Ford, Chief Financial
                                            Officer (Principal Financial and
                                            Accounting Officer)




Date:  October 16, 2000           By:  /s/  Gary L. Dudley
                                     --------------------------------------
                                            Gary L. Dudley, Director



Date:  October 16, 2000           By:  /s/  Marcia A. Smith
                                     --------------------------------------
                                            Marcia A. Smith, Director



Date:  October 16, 2000           By:  /s/  Craig E. Gosselin
                                     --------------------------------------
                                            Craig E. Gosselin, Director

                                  EXHIBIT INDEX

     The following Exhibits are filed as part of this Registration Statement on Form S-3 or are incorporated herein by reference.


        Item
       Number                      Description
       ------                      -----------

         4.1 Option to Purchase 50,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Albert E. Gosselin; Option Agreement, dated as of June 8, 1991, between Pollution Research and Control Corp. and Albert E. Gosselin. (Incorporated herein by reference to Exhibit 10.15 to the Company's Annual report on Form 10-KSB for the year ended December 31, 1991.)

         4.2 Option to Purchase 123,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Albert E. Gosselin; Option Agreement, dated as as of June 1, 1996, between Pollution Research and Control Corp. and Albert ASlbertE. Gosselin. (Incorporated herein by reference to Exhibit 10.118 to the Annual Report on Form 10-KSB for the year ended December 31, 1996.)

         4.3 Option to Purchase 120,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Albert E. Gosselin; Option Agreement, dated as of June 1, 1996, between Pollution Research and Control Corp. and Albert E. Gosselin, Jr. (Incorporated herein by reference to Exhibit 4.19 to the Registration Statement on Form S-3 (File Number 33-14133) filed on October 15, 1996.)

         4.4 Option to Purchase 20,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Cynthia L. Gosselin; Option Agreement, dated as of June 1, 1996, between Pollution Research and Control Corp. and Cynthia L. Gosselin. (Incorporated herein by reference to Exhibit 10.125 to the Annual Report on Form 10-KSB for the year ended December 31, 1996.)

         4.5 Option to Purchase 20,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Margaret Jones; Option Agreement, dated as of June 1, 1996, between Pollution Research and Control Corp. and Margaret Jones. (Incorporated herein by reference to Exhibit 10.129 to the Annual Report on Form 10-KSB for the year ended December 31, 1996.)

         4.6 Option to Purchase 20,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Craig E. Gosselin; Option Agreement, dated as of June 1, 1996, between Pollution Research and Control Corp. and Craig E. Gosselin. (Incorporated herein by reference to Exhibit 10.123 to the Annual Report on Form 10-KSB for the year ended December 31, 1996.)

         4.7 Option to Purchase 20,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Marcia Smith; Option Agreement, dated as of June 1, 1996, between Pollution Research and Control Corp. and Marcia Smith. (Incorporated herein by reference to Exhibit 10.127 to the Annual Report on Form 10-KSB for the year ended December 31, 1996.)

         4.8 Option to Purchase 20,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Gary L. Dudley; Option Agreement, dated as of June 1, 1996, between Pollution Research and Control Corp. and Gary L. Dudley. (Incorporated herein by reference to Exhibit 10.121 to the Annual Report on Form 10-KSB for the year ended December 31, 1996.)

         4.9 Option to Purchase 50,000 Shares of Common Stock of Pollution Research and Control Corp. dated as of April 30, 1997, issued to Jorel Management. (Incorporated herein by reference to Exhibit 10.150 to the Annual Report on Form 10-KSB for the year ended December 31, 1997.)

         4.10* Option to Purchase 200,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Phoenix Alliance, Inc.; Option Agreement, dated May 15, 1998, between Pollution Research and Control Corp. and Phoenix Alliance, Inc.

         4.11 Option to Purchase 23,125 Shares of Common Stock of Pollution Research and Control Corp. issued to Phoenix Alliance, Inc.; Option Agreement, dated May 15, 1998, between Pollution Research and Control Corp. and Phoenix Alliance, Inc. (Incorporated herein by reference to Exhibit 10.165 to the Annual Report on Form 10-KSB for the year ended December 31, 1998.)

         4.12 Option to Purchase 48,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Mark S. Rose; Option Agreement, dated as of January 27, 1999, between Pollution Research and Control Corp. and Mark S. Rose. (Incorporated herein by reference to Exhibit 10.170 to the Annual Report on Form 10-KSB for the year ended December 31, 1998.)

         4.13 Option to Purchase 5,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Rosemary Althaus; Option Agreement, dated as of January 27, 1999, between Pollution Research and Control Corp. and Rosemary Althaus. (Incorporated herein by reference to Exhibit 10.172 to the Annual Report on Form 10-KSB for the year ended December 31, 1998.)

         4.14 Investment Letter and Memorandum of Subscription/Purchase Agreement to purchase 6,666 units consisting of 6,666 shares of Common Stock and 6,666 warrants to purchase Common Stock, dated as of February 25, 1999, between Pollution Research and Control Corp. and Cynthia L. Gosselin. (Incorporated herein by reference to Exhibit 4.15 to the Registration Statement on Form S-3 (File Number 333-87965) filed on September 28, 1999.)

         4.15 Investment Letter and Memorandum of Subscription/Purchase Agreement to purchase 9,333 units consisting of 9,333 shares of Common Stock and 9,333 warrants to purchase Common Stock, dated as of March 24, 1999, between Pollution Research and Control Corp. and Jennifer S. Jauregui. (Incorporated herein by reference to Exhibit 4.14 to the Registration Statement on Form S-3 (File Number 333-87965) filed on September 28, 1999.)

         4.16 Warrant to Purchase 75,000 Shares of Common Stock of Pollution Research and Control Corp. issued to IIG Capital LLC; Warrant Agreement dated as of June 1, 1999, between Pollution Research and Control Corp. and IIG Capital LLC. (Incorporated herein by reference to Exhibit 10.196 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.17 Warrant to Purchase 30,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Astor Capital; Warrant Agreement dated as of June 1, 1999, between Pollution Research and Control Corp. and Astor Capital, Inc. (Incorporated herein by reference to Exhibit 10.197 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.18 Warrant to Purchase 22,500 Shares of Common Stock of Pollution Research and Control Corp. issued to Spiga Limited; Warrant Agreement dated as of September 1, 1999, between Pollution Research and Control Corp. and Spiga Limited. (Incorporated herein by reference to Exhibit 10.198 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.19 Warrant to Purchase 22,500 Shares of Common Stock of Pollution Research and Control Corp. issued to Spiga Limited; Warrant Agreement dated as of September 1, 1999, between Pollution Research and Control Corp. and Spiga Limited. (Incorporated herein by reference to Exhibit 10.200 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.20 Warrant to Purchase 18,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Astor Capital, Inc.; Warrant Agreement dated as of September 1, 1999, between Pollution Research and Control Corp. and Astor Capital, Inc. (Incorporated herein by reference to Exhibit 10.199 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.21 Warrant to Purchase 25,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Maria Molinsky; Warrant Agreement dated as of September 13, 1999, between Pollution Research and Control Corp. and Maria Molinsky. (Incorporated herein by reference to Exhibit 10.205 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.22 Warrant to Purchase 25,000 Shares of Common Stock of Pollution Research and Control Corp. issued to IIG Capital LLC; Warrant Agreement dated as of December 1, 1999, between Pollution Research and Control Corp. and IIG Capital LLC. (Incorporated herein by reference to Exhibit 10.201 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)


         4.23* Agreement for Sale of Shares of Common Stock dated February 23, 2000, between Pollution Research and Control Corp. and Britannica Associates Limited.

         4.24 Warrant to Purchase 200,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Brittanica Associates Limited; Warrant Agreement dated as of February 23, 2000, between Pollution Research and Control Corp. and Brittanica Associates Limited. (Incorporated herein by reference to Exhibit 10.211 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.25 Warrant to Purchase 100,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Brittanica Associates Limited; Warrant Agreement dated as of February 23, 2000, between Pollution Research and Control Corp. and Brittanica Associates Limited. (Incorporated herein by reference to Exhibit 10.212 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.26 Warrant to Purchase 20,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Astor Capital, Inc.; Warrant Agreement dated as of February 23, 2000, between Pollution Research and Control Corp. and Astor Capital, Inc. (Incorporated herein by reference to Exhibit 10.213 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.27* Option to Purchase 25,000 Shares of Common Stock of Pollution Research and Control Corp. from February 25, 2000 Void After 5:00 P.M., Los Angeles Time, on February 25, 2002, of Anthony Reneau.

         4.28* Option to Purchase 14,500 Shares of Common Stock of Pollution Research and Control Corp. from March 22, 2000 Void After 5:00 P.M., Los Angeles Time, on March 22, 2002, of Mike Hamdan.

         4.29* Option to Purchase 14,500 Shares of Common Stock of Pollution Research and Control Corp. from March 22, 2000 Void After 5:00 P.M., Los Angeles Time, on March 22, 2002, of Paz Laroya.

         4.30* Option to Purchase 10,000 Shares of Common Stock of Pollution Research and Control Corp. from March 22, 2000 Void After 5:00 P.M., Los Angeles Time, on March 22, 2002, of Robert Klein.

         4.31 Warrant to Purchase 187,858 Shares of Common Stock of Pollution Research and Control Corp. issued to Ronald E. Patterson; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Ronald E. Patterson. (Incorporated herein by reference to Exhibit 10.218 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.32 Warrant to Purchase 87,141 Shares of Common Stock of Pollution Research and Control Corp. issued to Phillip T. Huss; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Phillip T. Huss. (Incorporated herein by reference to Exhibit 10.217 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.33 Warrant to Purchase 46,875 Shares of Common Stock of Pollution Research and Control Corp. issued to Lee Sion; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Lee Sion (Incorporated herein by reference to Exhibit 10.219 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.34 Warrant to Purchase 33,333 Shares of Common Stock of Pollution Research and Control Corp. issued to Maria Molinsky; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Maria Molinsky. (Incorporated herein by reference to Exhibit 10.224 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.35 Warrant to Purchase 25,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Steven Sion; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Steven Sion. (Incorporated herein by reference to Exhibit 10.220 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.36 Warrant to Purchase 25,000 Shares of Common Stock of Pollution Research and Control Corp. issued to William Richey; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and William Richey. (Incorporated herein by reference to Exhibit 10.223 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.37 Warrant to Purchase 14,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Alan Talesnick; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Alan Talesnick. (Incorporated herein by reference to Exhibit 10.222 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.38 Warrant to Purchase 10,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Patricia Cudd; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Patricia Cudd. (Incorporated herein by reference to Exhibit 10.221 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

         4.39* Option to Purchase 24,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Mark S. Rose; Option Agreement, dated as of May 27, 2000, between Pollution Research and Control Corp. and Mark S. Rose.

         4.40* Option to Purchase 8,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Clare F. Rose; Option Agreement, dated as of May 27, 2000, between Pollution Research and Control Corp. and Clare F. Rose.

         4.41* Warrant to Purchase 100,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Astor Capital, Inc.; Warrant Agreement dated as of June 6, 2000, between Pollution Research and Control Corp. and Astor Capital, Inc.

         4.42* Option to Purchase 15,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Delta Capital Partners; Option Agreement, dated as of June 7, 2000, between Pollution Research and Control Corp. and Delta Capital Partners.

         4.43* Option to Purchase 8,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Sean Rose; Option Agreement, dated as of June 17, 2000, between Pollution Research and Control Corp. and Sean Rose.

         4.44* Option to Purchase 8,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Sean Rose; Option Agreement, dated as of June 24, 2000, between Pollution Research and Control Corp. and Sean Rose.

         4.45* Warrant to Purchase 250,000 Shares of Common Stock of Pollution Research and Control Corp. from October 20, 2000 Void after 5:00 P.M., Los Angeles Time, on October 20, 2003, issued to East West Network Group Co.

         4.46 Investor Relations Agreement Made by and between Pollution Research and Control Corp. and East West Network Group dated October 20, 2000.

         5.0*     Opinion and Consent of Cudd & Associates.

         23.1*    Consent of Cudd & Associates (included in Exhibit 5.0 hereto).

         23.2* Consent of A.J. Robbins, P.C., Certified Public Accountants and Consultants, independent auditors.

 ------------------

         *Filed herewith.